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                                                                  Exhibit 21.01

Snowball.com, Inc. has the following subsidiaries:

  High School Alumni, Inc., a Delaware corporation

  Extreme Interactive Media, Inc., a Oklahoma corporation

  Two Cents, Inc., a New Jersey corporation